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                                                                 EXHIBIT 12


                         THE BEAR STEARNS COMPANIES INC.
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (In thousands, except for ratio)




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

                                   Six Months Ended                          Fiscal Year Ended
                ------------------------------------  -------------------------------------------------------------------
                December 31, 1993  December 31, 1992  June 30, 1993   June 30, 1992  June 30, 1991  June 30, 1990  June 30, 1989
                -----------------  -----------------  -------------   -------------  -------------  -------------  -------------

Earnings before
 provision for
 income taxes          $  409,906  $         219,397  $      614,398  $     507,625  $     229,501  $     192,532  $     287,383
                      -----------   ----------------   -------------   ------------    -----------   ------------   ------------

Add Fixed Charges:
 Interest                 434,458            343,058         710,086        834,859      1,141,029      1,217,212      1,089,879
 Interest factor in rent   10,624             10,066          20,084         20,874         18,715         18,999         18,798
                        ---------   ----------------   -------------   ------------    -----------   ------------   ------------

 Total Fixed Charges      445,082            353,124         730,170        855,733      1,159,744      1,236,211      1,108,677
                        ---------   ----------------   -------------   ------------    -----------   ------------   ------------

Earnings before
 fixed charges and
 provision for income
 taxes                 $  854,988  $         572,521  $   1,344,568  $   1,363,358  $    1,389,245  $   1,428,743  $   1,396,060
                       ==========   ================   ============  =============   =============   ============   ============

Ratio of Earnings
 to Fixed Charges             1.9                1.6            1.8            1.6            1.2             1.2            1.3
                       ==========   ================   ============  =============   ============    ============   ============

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